Exhibit 99.1

Demandware Adds to Board of Directors with the Appointment of Linda Crawford

Lawrence Bohn retires from Board

Burlington, Mass. – January 29, 2016 – Demandware®, Inc. (NYSE: DWRE), the industry-leading provider of enterprise cloud commerce solutions, today announced that Linda Crawford has been appointed to the company’s Board of Directors.  As the former Executive Vice President and General Manager of the Salesforce Sales Cloud products, Ms. Crawford brings broad expertise in operations, enterprise sales and product leadership to the Demandware Board of Directors.

“As a proven leader in the cloud software industry, Linda adds a wealth of expertise to the Demandware board,” said Tom Ebling, chief executive officer at Demandware.  “Linda’s experience will be instrumental in helping to guide Demandware as the company continues to expand its business with large retail brands from around the world.  Additionally, Linda will add a valuable perspective to aid Demandware in scaling the company to meet the global opportunity ahead.”

“I’m very excited to join the Demandware Board,” said Linda Crawford.  “Demandware is uniquely situated at the center of commerce, delivering a differentiated cloud commerce platform and more recently extending its omnichannel solution all the way to the store.  I’ve been impressed in recent years by the company’s focus and market execution, and I look forward to offering my insight and expertise to the Board to help expand the leadership position Demandware has in the market.”

Ms. Crawford currently serves as the chief customer officer at Optimizely, the leading Experience Optimization Platform.  Prior to Optimizely she served in various roles at Salesforce including executive vice president and general manager, and senior vice president of sales strategy and productivity.  Ms. Crawford has also held engineering and sales roles at Rivermine, Inc., Siebel Systems, Inc., Sybase, Inc., and Software AG.  She holds both a BBA in computer information systems and an MBA from James Madison University.

Additionally, Lawrence Bohn has retired from his position on the Demandware Board of Directors.  Mr. Bohn has served on the Board since 2004, helping to advise Demandware from the company’s beginning through its more recent public offering and ascension to a leading market position.

“Larry has been an invaluable member of the Board of Directors, believing and investing in the vision from the beginning and advising the company through many stages of growth and prosperity,” said Ebling.  “We are all thankful for his service and contributions to the success of Demandware.”

About Demandware

Demandware, the category-defining leader of enterprise cloud commerce solutions, empowers the world’s leading retailers to continuously innovate in our complex, consumer-driven world. The Demandware open cloud platform provides unique benefits including seamless innovation, the LINK ecosystem of integrated best-of-breed partners, and community insight to optimize customer experiences. These advantages enable Demandware customers to lead their markets and grow faster. For more information, visit http://www.demandware.com, call +1-888-553-9216 or email info@demandware.com.

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Demandware is a registered trademark of Demandware, Inc.

Demandware Contact:

Jay Staunton

LEWIS

+1 781 761 4500

Demandware@teamlewis.com